Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Amendment Number 2 to the Registration Statement on Form S-1 of our report dated February 28, 2008, except for the effects of the reverse stock split discussed in Note 20 to the consolidated financial statements, as to which the date is May 15, 2008, relating to the consolidated financial statements and financial statement schedule of Mechanical Technology, Incorporated and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
Buffalo, New York
July 3, 2008